[LOGO] Electric Fuel(R)


January 20, 2000


Dear Stockholder:


  It is our pleasure to invite you to the Annual Meeting of Stockholders of Electric Fuel Corporation, a Delaware corporation (the "Company"), to be held on February 16, 2000 at 4:00 PM local time at the Company's R & D and manufacturing facility, Western Industrial Park, Beit Shemesh, Israel.

  Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to carefully review the enclosed proxy materials, and sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

  We ask for your support in approving the election of the Class II directors, and to act upon such other matters as may properly come before the meeting.



                           Sincerely,

                           /s/  Robert S. Ehrlich

                           Robert S. Ehrlich
                           Chairman of the Board of Directors

                           ELECTRIC FUEL CORPORATION

                               885 Third Avenue

                           New York, New York  10022


                        -------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be held February 16, 2000

                        -------------------------------


To the Stockholders:

  The Annual Meeting of Stockholders of Electric Fuel Corporation (the "Company") will be held at the Company's R & D and manufacturing facility, Western Industrial Park, Beit Shemesh, Israel, on Wednesday, February 16, 2000 at 4:00 PM local time for the following purposes:

  1. To fix the number of Class II directors at two and to elect two Class II directors for a three-year term ending in 2002 and until successors are elected and qualified.

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors (the "Board") has fixed the close of business on January 20, 2000 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.


  IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Any stockholder granting a proxy may revoke THE same at any time prior to its exercise. Also, whether or not you grant a proxy, you may vote in person if you attend the meeting.


                    BY ORDER OF THE BOARD OF DIRECTORS,

                    /s/ Robert S. Ehrlich

                    Robert S. Ehrlich
                    Chairman of the Board of Directors
January 20, 2000

                           ELECTRIC FUEL CORPORATION

                               885 Third Avenue

                           New York, New York 10022


                        -------------------------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                        -------------------------------



  The accompanying proxy is solicited by and on behalf of the Board of Directors (the "Board") of Electric Fuel Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's R & D and manufacturing facility, Western Industrial Park, Beit Shemesh, Israel, on Wednesday, February 16, 2000 at 4:00 PM local time and any adjournments thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders.

  Stockholders of record at the close of business on January 20, 2000 will be entitled to vote at the Annual Meeting. As of January 12, 2000, there were 16,108,054 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company outstanding, the holders of which are entitled to one vote per share on each matter to come before the Annual Meeting.

  Proxies properly executed and returned will be voted at the Annual Meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominees for director set forth below and FOR the fixing of the number of Class II directors at two.

  Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date than the date of the proxy being revoked. Any record stockholder attending the Annual Meeting in person may revoke his or her proxy and vote his or her shares at the Annual Meeting.

  It is expected that this Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about January 20, 2000.

  Expenses in connection with the solicitation of proxies will be paid by the Company.

  The Company is not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

  The Company's most recent annual report, which is its Annual Report on Form 10K for the fiscal year ended December 31, 1998, is being mailed to the Company's stockholders with this Proxy Statement.

  At least 10 days before the Annual Meeting, the Company shall make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the Annual Meeting at the Company's R&D and manufacturing facility, Western Industrial Park, Beit Shemesh, Israel. The list shall also be made available to stockholders present at the Annual Meeting.

Voting

  Consistent with Delaware corporate law and under the Company's By-laws, a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors at the Annual Meeting.

  The two nominees for election as Class II directors at the Annual Meeting who receive the greatest number of votes for the election of the directors shall be elected the Class II directors. A majority vote of the number of shares present in person or represented by proxy at the Annual Meeting entitled to vote thereon is necessary to approve any other matter which comes before the Annual Meeting, except where law, the Company's Amended and Restated Certificate of Incorporation or the Company's By-laws otherwise require.

  The total number of votes cast FOR approval of proposals, other than the election of directors, will be counted for purposes of determining whether sufficient affirmative votes have been cast. Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote, and (b) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Directions to withhold authority on a particular matter and broker non-votes will have the effect of a vote AGAINST a matter.

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS

  Two Class II directors are to be elected at the Annual Meeting for a three-year term that expires in 2002. Four other directors have been elected or appointed to terms that end in either 2000 or 2001, as indicated below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which each proxy relates FOR the election of each of the nominees listed below for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2002, and until the nominee's successor is elected and qualified or until the nominee's earlier death, removal or resignation. The nominees named below are presently serving as directors of the Company and are anticipated to be available for election and able to serve. However, if the nominees should become unavailable, such proxy will be voted for substitute nominees designated by the Board. The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected.

  The Company's By-laws provide for a Board of one or more directors, and the number of directors currently is fixed at seven. Under the terms of the Company's Amended and Restated Certificate of Incorporation, the Board is composed of three classes of similar size, each elected in a different year, so that only one-third of the Board is elected in any single year.

  Mr. Harats, Dr. Eastman and Mr. Gross are designated as Class I directors and have been elected for a term expiring in 2002, and until their successors are elected and qualified. Messrs. Rosenfeld and Miller are designated as Class II directors elected for a term expiring in 1999, and until their successors are elected and qualified. Mr. Ehrlich is designated the Class III director elected for a term expiring in 2000, and until his successor is elected and qualified.

  Set forth below is certain information concerning the nominees and the other incumbent directors:

                              Board of Directors
                              ------------------

Name                        Age   Position                                  Class   Director since
----                        ---   --------                                  -----   --------------
Yehuda Harats               48    President, Chief Executive Officer and     I      May 1991
                                  Director
Dr. Jay M. Eastman(1)(2)    51    Director                                   I      October 1993
Leon S. Gross               93    Director                                   I      March 1997
Jack E. Rosenfeld(1)(2)     61    Director                                   II     October 1993
Lawrence M. Miller (1)(2)   53    Director                                   II     November 1996
Robert S. Ehrlich           61    Chairman of the Board, Chief Financial     III    May 1991
                                  Officer and Director

-----------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

       Nominees for Election as Class II Directors at the Annual Meeting


  Jack E. Rosenfeld has been a director of the Company since October 1993. Mr. Rosenfeld was President and Chief Executive Officer of Hanover Direct, Inc. ("Hanover"), formerly Horn & Hardart Co., which operates a direct mail marketing business, from September 1990 until December 1995, and had been President and Chief Executive Officer of its direct marketing subsidiary from May 1988 until September 1990. Mr. Rosenfeld is also a director of Maurice Corporation and a director of PSC, Inc. ("PSCX"), a manufacturer and marketer of hand-held laser diode bar code scanners. Mr. Rosenfeld has been President and Chief Executive Officer of Potpourri Collection Inc., a specialty catalog direct marketer, since April 1998.

  Lawrence M. Miller was elected to the Board in November 1996. Mr. Miller has been a senior partner in the Washington D.C. law firm of Schwartz, Woods and Miller since 1990. He served from August 1993 through May 1996 as a member of the board of directors of The Phoenix Resource Companies, Inc., a publicly traded energy exploration and production company, and as a member of the Audit and Compensation Committee of that board. That company was merged into Apache Corporation in May 1996.


    Class I Directors

  Yehuda Harats has been President, Chief Executive Officer and a director of the Company since May 1991. Previously, from 1980 to May 1991, he was the Executive Vice President, Director of the Process Division and head of the Heat Collection Element Division at Luz Industries Israel Limited ("LII"). In 1989, he was part of the team awarded the Rothschild Award for Industry, granted by the President of the State of Israel, for his work at LII. Before joining LII in 1980, Mr. Harats was Manager of the Maintenance Planning Unit of the Israel Air Force. Mr. Harats received a B.SC. in Mechanical Engineering from the Israel Institute of Technology (Technion) in Haifa, Israel.

  Dr. Jay M. Eastman has been a director of the Company since October 1993. Since November 1991, Dr. Eastman has served as President and Chief Executive Officer of Lucid Technologies, Inc., which is developing laser technology applications for medical diagnosis and treatment. Dr. Eastman has served as a director of PSCX since April 1996, and served as Senior Vice President of Strategic Planning at PSCX from December 1995 through October 1997. From December 1987 through December 1995, Dr. Eastman was Executive Vice President of PSCX. Dr. Eastman is also a director of Chapman Instruments, Inc., which develops, manufactures and sells surface profiling instruments; Dimension Technologies, Inc., a developer and manufacturer of 3D displays for computer and video displays; and Centennial Technologies Inc., a manufacturer of PCMCIA cards.

  Leon S. Gross was elected to the Board in March 1997. Mr. Gross's principal occupation for the past five years has been as a private investor in various publicly held corporations, including the Company. He is also majority owner and an officer of Micro TV, Inc., a business that owns communications towers.

    Class III Director

  Robert S. Ehrlich has been Chairman of the Board of the Company since January 1993 and Chief Financial Officer of the Company since May 1991. From May 1991 until January 1993, Mr. Ehrlich was Vice Chairman of the Board. Mr. Ehrlich has served as a director of PSCX since 1987, and, since April 1997, has been the chairman of the Board of PSCX, a position he previously held from December 1987 until July 1992. Mr. Ehrlich received a B.S. and J.D. from Columbia University in New York, New York.


    Information Concerning the Board and Its Committees

  In fiscal year 1998, the Board held three meetings and acted by unanimous written consent on one occasion. The Board has two committees: the Audit Committee and the Compensation Committee.

  The Audit Committee was established in December 1993, and held one meeting during fiscal year 1998. The duties of the Audit Committee are to (i) review with management and the independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of the Company's financial statements, and any comments by the independent auditors on the Company's policies and procedures with respect to internal accounting, auditing and financial controls; and (ii) make recommendations to the Board on the engagement of the independent auditors. Messrs. Rosenfeld and Miller and Dr. Eastman are members of the Audit Committee.

  The Compensation Committee was established in December 1993. This Committee held three meetings during fiscal year 1998 and acted by unanimous written consent on three occasions. The duties of the Compensation Committee are to recommend compensation arrangements for the Chief Executive Officer and the Chief Financial Officer and review annual compensation arrangements for all other officers and significant employees. Messrs. Rosenfeld and Miller and Dr. Eastman are members of the Compensation Committee. All Committee members are "disinterested persons" as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Non-employee members of the Board are paid $1,000 (plus expenses) for each Board meeting attended and $500 (plus expenses) for each meeting of a committee of the Board attended. In addition, on September 28, 1995, the Board adopted (and later amended on March 25, 1996), and on June 24, 1996, the Company's stockholders approved, a Non-Employee Director Stock Option Plan pursuant to which non-employee directors receive an initial grant of options to purchase 15,000 shares of the Company's Common Stock upon the effective date of such plan or upon the date of his or her election as a director. Thereafter, non-employee directors will receive options to purchase 5,000 shares of Common Stock for each year of service on the Board. All such options will be granted at fair market value and vest ratably over three years from the date of grant.

     Pursuant to the Securities Purchase Agreement entered into in connection with the Company's private placement consummated in December 1999 (described more fully on page 24 of this Proxy), the purchasers in that placement (the "1999 Investors") are entitled to have one designated nominee elected to the Board of Directors and serve in such capacity so long as they hold in the aggregate 950,000 shares of Common Stock. Subsequent to the Annual Meeting of Stockholders in connection with which this Proxy Statement is being distributed, the Board will increase its number of directors to a total of seven by nominating the designee of the 1999 Investors to fill the vacant Class III directorship that resulted from the resignation of Mr. Harvey Krueger from the Company's Board of Directors in June 1999.


                       THE BOARD OF DIRECTORS RECOMMENDS
                           ELECTION OF THE NOMINEES
                               DESCRIBED ABOVE.

                 EXECUTIVE COMPENSATION; CERTAIN ARRANGEMENTS;
                              SECURITY OWNERSHIP

  This Proxy Statement and the Stockholder Meeting in connection with which it is being distributed relate to the Company's fiscal year ended December 31, 1998. Accordingly, except where otherwise indicated, the information disclosed in this section relates to 1998 and the preceding years.

  The following table shows the compensation paid (or accrued) by the Company, in connection with services rendered for 1996, 1997 and 1998, to the Chief Executive Officer and the other highest paid executive officers (of which there were only two) who received more than $100,000 in salary and bonuses during the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                                                               ---------
                                                                              Compensation
                                           Annual Compensation                ------------
                                           -------------------                   Awards
                                                                                 ------
Name and Principal                                                              Securities
------------------                                                              ----------
   Position At                                                Other Annual     Underlying        All Other
   -----------                                                ------------     ----------        ---------
 December 31, 1998      Year     Salary         Bonus         Compensation     Options (#)     Compensation
-------------------     ----     ------         -----         ------------     -----------     ------------

Yehuda Harats(1)        1998     $118,246      $77,652(2)       $ 15,942(4)    368,177             $146,386(5)
President, Chief        1997      154,968       50,000(3)         10,691             0              280,748
Executive Officer and   1996      145,220       47,000           127,558       150,000              372,875
Director

Robert Ehrlich(1)       1998     $118,246      $77,652(2)       $ 14,536(4)    372,577             $202,030(6)
Chairman and Chief      1997      154,968       50,000(3)         14,193             0              264,501
Financial Officer       1996      145,238       47,000            75,890       150,000              166,628

Joshua Degani (1)       1998     $109,497      $14,250(2)       $  6,241(4)    185,071(9)          $ 41,996(8)
Executive Vice          1997       59,105       15,062(7)          3,449(3)    122,500               51,906
 President, Chief
Operating Officer

____________________________


  (1) The amounts reported for each Named Executive Officer were paid in New Israeli Shekels ("NIS") and have been translated into U.S. dollars at the exchange rate of NIS into U.S. dollars at the time of payment or accrual.

  (2) No cash bonuses for fiscal year 1998 were paid out in 1998. However, the Company accrued $52,000 of the $77,652 in bonuses Messrs. Harats and Ehrlich were entitled to as per their contracts in partial satisfaction of such bonuses. The Company also accrued the full amount of the bonus Mr. Degani was entitled to under his contract. The Company paid each of Messrs. Harats and Ehrlich $30,000 of their respective bonuses in 1999 and anticipates paying the balance in 2000. The Company also anticipates paying Mr. Degani the full amount of his bonus in 2000.

  (3) In lieu of a cash bonus for fiscal year 1997, the Compensation Committee granted to each of Messrs. Ehrlich and Harats performance options, determined based on a present value of $50,000, to acquire 66,500 shares of the Company's Common Stock at an exercise price of $2.50 per share, the fair market value of the Company's Common Stock on the date of grant. The options granted become exercisable as follows: 1/3 become exercisable when the closing sale price of the Company's Common Stock has been at least $3.25 per share for a period of 20 consecutive trading days on The Nasdaq National Market ("Nasdaq"); 1/3 become exercisable when the closing sale price of the Company's Common Stock has been at least $4.25 per share for a period of 20 consecutive trading days on Nasdaq; and the final 1/3 become exercisable when the closing sale price of the Company's Common Stock has been at least $5.50 per share for a period of 20 consecutive trading days on Nasdaq; provided, however, that such options shall, in all events, become exercisable seven years from the date of grant. During 1998, the first two milestones were reached and these options are now 2/3 vested.

  (4) Represents the costs of taxes paid by the Named Executive Officer and reimbursed by the Company.

  (5) Of this amount, $13,572 represents the Company's accrual for severance pay that would be payable to Mr. Harats upon a "change of control" of the Company or upon the occurrence of certain other events; ($96,441) represents the Company's reduction of the accrual for sick leave and vacation redeemable by Mr. Harats; $114,406 consists of payments to Mr. Harats in lieu of vacation and sick leave; $74,608 represents compensation expense recorded in relation to the sale of shares to the Company; $12,388 represents the Company's accrual for severance pay that would be payable to Mr. Harats under the laws of the State of Israel upon the termination of his employment by the Company; and $35,907 consists of the Company's payments and accruals to a pension fund which provides a savings plan, insurance and severance pay benefits and an education fund which provides for the on-going education of employees. Additionally, ($16,163) represents the reduction of the Company's accrual to fund Mr. Harats' pension and education funds as well as provide him with certain other post-termination benefits, and $8,109 represents the value charged for tax purposes for the use of a car provided by the Company.

  (6) Of this amount, $81,110 represents the Company's accrual for severance pay that would be payable to Mr. Ehrlich upon a "change of control" of the Company or upon the occurrence of certain other events; $18,461 represents the Company's accrual for sick leave and vacation redeemable by Mr. Ehrlich; $35,194 represents compensation expense recorded in relation to the sale of shares to the Company; ($664) represents a reduction of the Company's accrual for severance pay that would be payable to Mr. Ehrlich under the laws of the State of Israel upon the termination of his employment by the Company; and $35,715 represents the Company's payments and accruals to pension and education funds. Additionally, $25,482 represents the Company's accrual to fund Mr. Ehrlich's pension fund as well as provide him with certain other post-termination benefits, and $6,732 represents the value charged for tax purposes for the use of a car provided by the Company.

  (7) In lieu of $10,000 in cash for part of his bonus for fiscal year 1997, Dr. Degani was granted options to acquire an aggregate of 6,826 shares of the Company's Common Stock at an exercise price of $2.50 per share, the fair market value of the Company's Common Stock on the date of grant.

  (8) Of this amount, $11,500 represents the Company's accrual for additional severance pay that would be payable to Dr. Degani if terminated by the Company; $1,775 represents the Company's accrual for vacation redeemable by Dr. Degani; $1,123 represents the Company's accrual for severance pay that would be payable to Dr. Degani under the laws of the State of Israel upon the termination of his employment by the Company; and $21,048 represents the Company's payments and accruals to pension and education funds. Additionally, $6,550 represents the value charged for tax purposes for the use of a car provided by the Company.

  (9) Includes 122,500 stock options received by Dr. Degani in 1997, whose exercise price was adjusted in 1998.

   The table below sets forth information with respect to stock options granted to the Named Executive Officers for the fiscal year 1998.

                       Option Grants in Last Fiscal Year

                                   Individual Grants                   Potential Realizable Value of Assumed Annual
                                                                       Rates of Stock Price Appreciation for Option Term
                       ---------------------------------------------------------------------------------------------------
                                              % of Total
                          Number of            Options
                          Securities          granted to
                         Underlying           Employees       Exercise or
                          Options              in Fiscal      Base Price     Expiration
Name                      Granted               Year          ($/Sh)           Date           5% ($)          10% ($)
                       ---------------------------------------------------------------------------------------------------
Yehuda Harats              66,500(1)             3.75%          $2.50        22-Apr-05         $ 67,743        $157,893
                           26,977(2)             1.52%          $2.50        22-Apr-05         $ 27,481        $ 64,053
                          160,000(3)             9.01%          $3.38        28-Oct-08         $339,956        $861,719
                            6,010(4)             0.34%          $2.50        29-Dec-08         $  9,459        $ 23,977
                          108,690(5)             6.12%          $2.50        29-Dec-08         $171,064        $433,612

Robert Ehrlich             66,500(1)             3.75%          $2.50        22-Apr-05         $ 67,743        $157,893
                           26,977(2)             1.52%          $2.50        22-Apr-05         $ 27,481        $ 64,053
                           89,400(6)             5.04%          $2.69        29-Dec-03         $ 45,025        $119,780
                           75,000(3)             4.22%          $3.38        28-Oct-08         $159,354        $403,931
                            6,010(4)             0.34%          $2.50        29-Dec-08         $  9,459        $ 23,977
                          108,690(5)             6.12%          $2.50        29-Dec-08         $171,064        $433,612

Joshua Degani              10,000(7)             0.56%          $3.25        27-Jan-08         $ 20,453        $ 51,841
                            6,826(8)             0.38%          $2.50        22-Apr-05         $  6,954        $ 16,207
                            4,170(9)             0.23%          $2.50        22-Apr-05         $  4,248        $  9,901
                            5,575(10)            0.31%          $2.50        29-Dec-08         $  8,774        $ 22,241
                           36,000(11)            2.03%          $2.50        29-Dec-08         $ 56,659        $143,620

      (1)  In lieu of a cash bonus for fiscal year 1997, the Compensation Committee granted to each of
           Messrs. Ehrlich and Harats performance options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options granted become exercisable as follows: 1/3 become exercisable when the closing sale price of the Company's
           Common Stock has been at least $3.25 per share for a period of 20 consecutive trading days on
           Nasdaq; 1/3 become exercisable when the closing sale price of the Company's Common Stock has been at least $4.25 per share for a period of 20 consecutive trading days on Nasdaq; and the final 1/3 become exercisable when the closing sale price of the Company's Common Stock has been at least $5.50 per share for a period of 20 consecutive trading days on Nasdaq;
           provided, however, that such options shall, in all events, become exercisable seven years from the date of grant.  During 1998, the first two milestones were reached and the options are now 2/3 vested.

      (2)  Messrs. Ehrlich and Harats agreed that for 1998, they would waive 25% of their base salary, totaling $38,820 for the calendar year.  In lieu of the amount waived, Messrs. Ehrlich and
           Harats were each granted options at an exercise price equal to the fair market value of the
           Company's Common Stock on the date of grant.  The options were fully vested by the end of
           1998.


      (3)  Messrs. Ehrlich and Harats were each granted fully vested options at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options were granted to partially replace shares that were sold by Messrs. Ehrlich and Harats back to the
           Company in 1998.

      (4)  Messrs. Ehrlich and Harats were each granted fully vested options at an exercise price equal to the fair market value of the Company's common stock on the date of grant in lieu of additionally waived salary during 1999 totaling $2,404.

      (5)  In December 1998, Messrs. Ehrlich and Harats agreed that for 1999, they would each waive approximately 27% of their base salary, for a total of $43,476 each for the calendar year.
           The numbers of options granted are based on a variety of factors considered by the Board of
           Directors of the Company.  In lieu of the amount waived, Messrs. Ehrlich and Harats were each granted options at an exercise price equal to the fair market value of the Company's Common
           Stock on the date of grant. The options vest 1/12th per month over the calendar year.
           Messrs. Ehrlich and Harats each have the right to cancel the arrangement upon two weeks'
           notification to the Company prior to the beginning of each calendar quarter.  Any unvested options would immediately be forfeited. Furthermore, while their base salary was decreased, their social benefits and 1999 bonuses have still been calculated on the basis of the full base salary that they are entitled to by contract.  In July 1999, the Company canceled the unvested portion of these options and resumed full payment of Messrs. Ehrlich's and Harats's base salary.

      (6)  Grant of fully vested options.  These options were granted in acknowledgment that the grantee had failed to exercise $0.82 options that had expired.

      (7)  The options granted become exercisable as follows: 4,000 options on January 27, 2000; 3,000 options on January 27, 2001; and 3,000 options on January 27, 2002.

      (8)  In lieu of cash for part of his bonus for fiscal year 1997, Dr. Degani was granted fully vested options at an exercise price equal to the fair market value of the Company's Common
           Stock on the date of grant.

      (9)  Dr. Degani agreed that for 1998, he would waive $500 per month of his base salary, totaling
           $6,000 for the calendar year.  In lieu of the amount waived, Dr. Degani was granted options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

     (10)  Dr. Degani was granted fully vested options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant in lieu of additionally waived salary during 1998 totaling $2,230.

     (11)  In December 1998, Dr. Degani agreed that for 1999, he would waive $1,200 per month of his base salary, totaling $14,400 for the calendar year. In lieu of the amount waived, Dr. Degani was granted options at an exercise price equal to the fair market value of the Company's
           Common Stock on the date of grant. The options vest 1/12th per month over the calendar year.
           Dr. Degani may cancel the arrangement upon two weeks` notification to the Company prior to the beginning of each calendar quarter. Any unvested options would immediately be forfeited.
           Furthermore, while his base salary was decreased, his social benefits and 1999 bonuses have still been calculated on the basis of the full base salary that he is entitled to by contract.

   The table below sets forth information for the Named Executive Officers with respect to fiscal 1998 year-end option values.

                      Number of Securities Underlying Unexercised    Value of Unexercised In-the-Money Options
                               Options at Fiscal Year End                     at Fiscal Year End (1)
                    ------------------------------------------------------------------------------------------
                      Exercisable           Unexercisable
Name                   (Number)               (Number)                Exercisable ($)      Unexercisable ($)
                    ------------------------------------------------------------------------------------------
Robert S. Ehrlich      331,720                 280,857                   24,918                32,714
Yehuda Harats          237,320                 280,857                   19,330                32,714
Joshua Degani           68,838                 116,233                   17,209                26,558


______________________
(1) In-the-money options are options for which the fair market value of the underlying securities exceeds the exercise or base price of the option.

Report on Repricing of Options/SARs
The table below sets forth information for all Executive Officers with respect to repricing of Options for the 10 years preceding December 31, 1998.

                                            Ten-Year Option/SAR Repricings
                                            ------------------------------


                                    Number of
                                   Securities                                                       Length of Original
                                   Underlying     Market Price of    Exercise Price                     Option Term
                                    Options/       Stock at Time       at Time of         New        Remaining at Date
                                  SARs Repriced   of Repricing or     Repricing or      Exercise      of Repricing or
Name                 Date          or Amended      Amendment ($)     Amendment ($)      Price ($)        Amendment
-----------------------------------------------------------------------------------------------------------------------
Stewart Edelman    27-Jan-98               1,667              3.25             5.875          3.25          0.53  (2)
 (1)
Treasurer and      27-Jan-98               1,000              3.25             5.750          3.25          1.90  (2)
Controller         27-Jan-98               5,000              3.25             7.125          3.25          2.34  (2)
                   27-Jan-98               5,000              3.25             5.875          3.25          8.79

Joshua Degani      22-Apr-98             122,500              2.50             5.500          2.50          9.05
Executive Vice
 President, Chief
Operating Officer

----------------------
(1)  Mr. Edelman's employment with the Company was terminated February 28, 1999.

(2) On June 8, 1998, the expiration dates of these options were extended by five years from their original expiration dates.

     Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors for the 1998 fiscal year consisted of Dr. Jay Eastman, Jack Rosenfeld and Lawrence Miller. None of the committee members have served as officers of the Company.

  Robert S. Ehrlich, Chairman and Chief Financial Officer of the Company, serves as Chairman and a director of PSCX. Dr. Eastman serves as a director and Mr. Rosenfeld serves as a director and a member of the Compensation Committee of PSCX.

  In January 1993, each of Messrs. Ehrlich and Harats and Mr. Menachem Korall (a former Named Executive Officer of the Company) exercised options to purchase 423,116, 719,304 and 343,785 shares of the Company's Common Stock, respectively, at an exercise price of $0.35 per share. In payment for the option exercise, each of Messrs. Ehrlich, Harats and Korall issued non-recourse promissory notes (the "Promissory Notes") secured by the shares of Common Stock purchased, bearing interest at one point over the applicable United States federal funds rate. In December 1994, the Promissory Notes were amended to change the interest rate to the higher of a United States dollar rate of 7% or the percentage increase in the Israeli CPI between the date of the Promissory Notes and the date interest is calculated, based on the original principal amount of the loan expressed in NIS. Interest is payable at maturity. The Promissory Notes matured on January 3, 1998.The promissory notes of Messrs. Ehrlich and Harats were renewed as recourse notes for a period of 10 years through December 31, 2007. Mr. Korall's note was not renewed. As part of his Termination Agreement (discussed on page 15 below), Mr. Korall agreed to sell shares sufficient to pay the remaining balance of the loan. The loan balance has since been fully paid. In June 1998, the terms of the recourse notes were amended such that the Company would have recourse only to certain compensation due Messrs. Ehrlich and Harats upon termination, other than for cause, in which case Messrs. Ehrlich and Harats would continue to be personally liable on the notes. The Company's reserve for termination benefits to each of Messrs. Ehrlich and Harats is greater than the outstanding amount due the Company under the Promissory Notes. Additionally, the Company agreed to repurchase shares of the Company's Common Stock, at any time, at current market prices, from either Messrs. Ehrlich or Harats as payment in full for the Promissory Notes; if the shares were sold to the Company, Messrs. Ehrlich and Harats would be granted new options at current market prices to purchase the same amount of shares of the Company's Common Stock as were sold.

  As of December 31, 1998, the aggregate amount outstanding pursuant to the Promissory Notes for each of Messrs. Ehrlich and Harats was $220,463 and $378,422, respectively (including an aggregate of $200,685 in accrued interest receivable), which are also the largest aggregate amounts outstanding since the issuance of the Promissory Notes.

  In August 1996, each of Messrs. Ehrlich and Harats exercised options to purchase 80,000 and 170,000 shares of the Company's Common Stock, respectively, at an exercise price of $5.75 per share. In payment for the option exercise, each of Messrs. Ehrlich and Harats issued new non-recourse promissory notes (the "New Promissory Notes") secured by the shares of Common Stock purchased, bearing interest at the rate of 6.2% per annum. The income taxes due on the option exercise were also added to the loan balance. Interest accrued at the higher of the above mentioned rate or the percentage increase in the Israeli CPI between the date of the New Promissory Notes and the date interest was calculated, based on the original principal amount of the loan expressed in NIS. Israel Value Added Tax ("VAT") was also being added to the interest. Both interest and the related VAT were payable at maturity. During July 1998, the Company repurchased the underlying shares from each of Messrs. Ehrlich and Harats for the aggregate amount outstanding under the New Promissory Notes, which at the time of the repurchase was $566,287 and $1,203,484, respectively (including an aggregate of $256,696 in accrued interest and VAT receivable).

  On December 3, 1999, Messrs. Ehrlich and Harats each purchased 125,000 shares of Common Stock out of the Company's treasury at the closing price of the Common Stock on December 2, 1999. Payment was rendered by Messrs. Ehrlich and Harats for their purchases in the form of non-recourse promissory notes in the amount of $167,975 each, secured by the shares of Common Stock purchased.


    Employment Contracts and Termination of Employment Arrangements

  Each of Messrs. Ehrlich and Harats are parties to similar employment agreements with the Company (the "Employment Agreements") which can be extended automatically for additional terms of two years each unless terminated sooner by either the executive or the Company. The terms of each of the Employment Agreements expires on December 15, 2000.

  The Employment Agreements provide for a base salary of $11,736 per month for each of Messrs. Ehrlich and Harats (the "Base Salary"). On January 1 of each year, the Base Salary is adjusted in an amount equal to the greater of (a) 3% or
(b) the excess, if any, of any increase in the Israeli Consumer Price Index over any devaluation in the currency of Israel compared to the US Dollar, in each case during the immediately preceding year. Accordingly, the Base Salary for each of Messrs. Ehrlich and Harats is, as of January 1, 1999, $13,330 per month.

  Each Employment Agreement provides for a bonus (the "Bonus") to be paid to each of Messrs. Ehrlich and Harats in an amount equal to the greater of (a) not less than 50% of Base Salary or (b) 2% of Net Earnings (defined as net income before taxes and extraordinary and other nonrecurring items), subject to certain conditions, as well as other benefits such as vacation, sick leave, provision of automobiles and insurance contributions. The determination of the amount of the Bonus to be paid pursuant to the Employment Agreements is based on attainment of the Company's budgeted results, including Net Earnings. Additionally, the Compensation Committee sets qualitative goals annually as a basis for paying the Bonus to each of Messrs. Ehrlich and Harats. During 1998, no cash bonuses were paid to Messrs. Ehrlich and Harats. However, the Company accrued $52,000 for each of them for their bonuses, in partial satisfation of the $77,625 each was entitled to. The Company paid each of Messrs. Ehrlich and Harats $30,000 of their 1998 Bonuses in 1999, and anticipates paying the balance of their Bonuses in 2000.

  The Employment Agreements also contain confidentiality and non-competition covenants. Pursuant to the Employment Agreements, each of Messrs. Ehrlich and Harats was granted demand and "piggyback" registration rights covering shares of the Company's Common Stock held by them. The Employment Agreements may be terminated by the Company in the event of death or disability or for "Cause" (defined as conviction of certain crimes, willful failure to carry out directives of the Company's Board of Directors or gross negligence or willful misconduct). Messrs. Ehrlich and Harats each have the right to terminate their employment for "Good Reason," which is defined to include adverse changes in employment status or compensation, insolvency of the Company, material breaches and certain other events. Upon termination of employment, the

Employment Agreements provide for payment of all accrued and unpaid compensation as well as bonuses due for the year in which employment is terminated. The Employment Agreements also provide for a termination payment equal to thirty-six times the monthly Base Salary at the highest rate in effect within the 90-day period prior to the termination of employment. Furthermore, certain benefits will continue and all outstanding options will be fully vested. In addition, Messrs. Harats and Ehrlich are entitled to an amount equal to the greater of (x) the average of all bonuses paid to the executive during the three most recent full calendar years immediately preceding the termination date or (y) all bonuses paid to the executive during the most recent full calendar year immediately preceding the termination date. Finally, Mr. Harats has the right to terminate his employment even without "Good Reason" prior to the end of the employment agreement, and will still be entitled to all the termination benefits indicated above. On December 29, 1998, Messrs. Ehrlich and Harats each agreed that for 1999, they would waive approximately 27% of their base salary, totaling $43,476 each for the calendar year. The Compensation Committee, in December 1998, approved a grant of 108,690 options to each of Messrs. Ehrlich and Harats in lieu of the amount waived, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options vest 1/12th per month over the calendar year. Messrs. Ehrlich and Harats each have the right to cancel the arrangement upon two weeks` notification to the Company prior to the beginning of each calendar quarter. Any unvested options would immediately be forfeited. Furthermore, while their base salary has been decreased, their social benefits and 1999 bonuses have still been calculated on the full base salary that they are entitled to by contract. In July 1999, the Company canceled the unvested portion of these options and resumed full payment of Messrs. Ehrlich's and Harats's base salary.

  Dr. Degani entered into an employment agreement with the Company upon joining the Company in June 1997 (the "Degani Employment Agreement"). The Degani Employment Agreement has no fixed termination date and, subject to advance notice by either party of two months, may be terminated at will. The Degani Employment Agreement provides for a monthly base salary of $9,000. This was adjusted to $9,500, effective January 1998. The Degani Employment Agreement provides for an annual bonus of not less than 1.5 times the monthly base salary then in effect, in accordance with Dr. Degani's success in the position, as well as other benefits such as vacation, sick leave, provision of an automobile and insurance contributions. Furthermore, Dr. Degani is entitled to a termination payment (in addition to severance pay by law) in an amount between 2-5 months` base salary, depending on who gives notice of termination and how long Dr. Degani has been employed with the Company. The Degani Employment Agreement also contains confidentiality and non-competition covenants. During 1998, no cash bonus was paid to Dr. Degani. However, the Company accrued $14,250 for him, as per his contract. This bonus is to be paid out in cash in 2000. On December 29, 1998, Dr. Degani agreed that for 1999, he would waive $1,200 per month of his base salary, totaling $14,400 for the calendar year. The Compensation Committee, in December 1998, approved a grant of 36,000 options to Dr. Degani in lieu of the amount waived, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options vest 1/12th per month over the calendar year. Dr. Degani has the right to cancel the arrangement upon two weeks` notification to the Company prior to the beginning of each calendar quarter. Any unvested options would immediately be forfeited. Furthermore, while his base salary was decreased, his social benefits and 1999 bonuses have still been calculated on the basis of the full base salary that he is entitled to by contract.

  On March 12, 1998, the Company and Mr. Korall entered into an agreement (the "Termination Agreement") to terminate, effective as of January 31, 1998, Mr. Korall's Employment Agreement and all of the Company's and Mr. Korall's respective rights and obligations thereunder. Pursuant to the Termination Agreement, the Company paid Mr. Korall all salary, other benefits and legally mandated severance pay due to him through the effective date. In addition, the Company agreed to pay to Mr. Korall additional severance pay in the amount of $120,000, payable in 24 equal monthly installments of $5,000 each, and to extend the date by which options held by Mr. Korall to purchase 90,000 shares of the Company may be exercised to February 28, 2000. The Termination Agreement also contains mutual general releases between the Company and Mr. Korall. Simultaneously, the Company entered into a consulting agreement (the "Consulting Agreement") with Shampi Ltd., a consulting company with which Mr. Korall is affiliated. Pursuant to the terms of the Consulting Agreement, Mr. Korall will prepare several reports for the Company dealing with the Company's existing vehicle battery product and with a proposal for a new battery project. The Consulting Agreement terminates on April 10, 2000 unless renewed by mutual agreement of the parties. In consideration of Mr. Korall's consulting services, the Company will make 24 equal monthly payments of $6,000 each to Shampi Ltd., in addition to two lump sum payments of $31,500 each at the beginning and end of the contract period. Furthermore, the Company has agreed to provide to Shampi Ltd. a motor vehicle during the contract period for Mr. Korall's use. Pursuant to the Consulting Agreement, Shampi Ltd. and Mr. Korall have agreed to a five-year confidentiality provision and an agreement not to compete with the Company nor to solicit customers, suppliers or employees of the Company during the term of the Consulting Agreement and for a period of twelve months thereafter.

  Other employees have entered into individual employment agreements with the Company. These agreements govern the basic terms of the individual's employment, such as salary, vacation, overtime pay, severance arrangements and pension plans. Subject to Israeli law, which restricts a company's right to relocate an employee to a work site farther than sixty kilometers from his or her regular work site, the Company has retained the right to transfer certain employees to other locations and/or positions provided that such transfers do not result in a decrease in salary or benefits. All of these agreements also contain provisions governing the confidentiality of information and ownership of intellectual property learned or created during the course of the employee's tenure with the Company. Under the terms of these provisions, employees must keep confidential all information regarding the Company's operations (other than information which is already publicly available) received or learned by the employee during the course of employment. This provision remains in force for five years after the employee has left the service of the Company. Further, intellectual property created during the course of the employment relationship belongs to the Company.

  A number of the individual employment agreements, but not all, contain non-competition provisions which restrict the employee's rights to compete against the Company or work for an enterprise which competes against the Company. Such provisions remain in force for a period of two years after the employee has left the service of the Company.

  Under the laws of Israel, an employee of the Company who has been dismissed from service, died in service, retired from service upon attaining retirement age, or left due to poor health, maternity or certain other reasons, is entitled to severance pay at the rate of one month's salary for each year of service. The Company funds this obligation currently by making monthly payments to approved private provident funds and by its accrual for severance pay in the consolidated financial statements. See Note 3 of the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10K.

                         Compensation Committee Report

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 20 shall not be incorporated by reference into any such filings.

                      REPORT OF THE COMPENSATION COMMITTEE


  The Compensation Committee of the Board of Directors of the Company for 1998 consisted of Dr. Eastman, Mr. Rosenfeld and Mr. Miller. The Committee's responsibilities include recommending the annual compensation arrangements for the Chief Executive Officer and the Chief Financial Officer of the Company and reviewing the annual compensation arrangements for all other officers and significant employees of the Company, all by reference to the parameters set by any agreements the Company may have with such persons. No member of this Committee was an officer or employee of the Company during 1998. The members of the Committee are familiar with various forms and types of remuneration from reports of other public corporations and their own business experience.

  The Company maintains compensation and incentive programs designed to motivate, retain and attract management and utilize various combinations of base salary, bonuses payable upon the achievement of specified goals, discretionary bonuses and stock options. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under
Section 162(m) of the Internal Revenue Code. The Chief Executive Officer, Yehuda Harats, and the Chief Financial Officer, Robert S. Ehrlich, are parties to employment agreements with the Company (together, the "Employment Agreements"). The Executive Vice President of Technology, Dr. Joshua Degani, is also party to an employment agreement (the "Degani Employment Agreement"). For details regarding the various Employment Agreements, see "Employment Contracts and Termination of Employment Arrangements" on page 14 of this Proxy Statement.

  Each of the Employment Agreements requires that bonuses be paid in an amount equal to the greater of (a) 50% of annual Base Salary or (b) 2% of annual Net Earnings (defined as net income before taxes and extraordinary and other nonrecurring items) (the "Bonus"), provided that 100% of budgeted results and other goals are attained. In addition, the Board of Directors may award the executive a discretionary bonus based on the achievement of objectives established by the Board of Directors in its sole discretion if the Company has attained at least 80% of the Company's budgeted results for such period. The Committee has also determined that, given the stage of the Company's development, 1998 compensation for executive officers should not be related primarily to the annual profit performance of the Company. A primary consideration for executive officers' compensation is leadership effort in the development of the Company's proprietary technology and its applications and in planning for future growth and profitability through commercialization of the Company's products. This Committee also considers qualitative achievements occurring during each fiscal year as a basis for paying the Bonus to each of Messrs. Ehrlich and Harats.

Among the qualitative achievements considered by the Committee for 1998 were:
(i) reorganizing the Company into three divisions by application; (ii) developing the commercialization of the cellphone battery; (iii) obtaining new equity and/or debt financing; (iv) obtaining funding and initiating Las Vegas bus program; and (v) strengthening relationships with existing EV customers.

     In an effort to help the Company conserve available cash, during 1998 each of Messrs. Harats and Ehrlich deferred portions of their regular salary and benefits payments of approximately $43,500. In lieu of these payments, each of Messrs. Harats and Ehrlich received 108,690 options at fair market value. These options vest 1/12th per month over the calendar year. However, in July 1999, the Company canceled the unvested portion of these options and resumed full payment of Messrs. Ehrlich's and Harats's base salary. For the year ended December 31, 1998, the Company exceeded its budgeted results and, based on the terms of the Employment Agreements, each of Messrs. Ehrlich and Harats were entitled to receive a cash bonus of 50% of their Base Salary ($6,471 per month). During 1998, no cash bonuses were paid to Messrs. Ehrlich and Harats. However, the Company accrued $52,000 for each of them for the bonuses in partial satisfaction of the $77,625 each was entitled to. The Company paid each of Messrs. Ehrlich and Harats $30,000 of their 1998 Bonuses in 1999, and anticipates paying the balance in 2000.

  The Degani Employment Agreement provides for an annual bonus of not less than
1.5 times monthly base salary. Accordingly, Dr. Degani was entitled to a cash bonus of $14,250 for 1998. During 1998, no cash bonus was paid to Dr. Degani. However, the Company accrued $14,250 for Dr. Degani's 1998 bonus, which amount will be paid to Dr. Degani in 2000 in cash.

  As of December 31, 1998, Messrs. Harats' and Ehrlich's total options represented approximately 3% and 3.6%, respectively, of the fully-diluted outstanding stock of the Company, which the Compensation Committee believes are appropriate levels of options for Messrs. Harats and Ehrlich in view of their equity position (including options) in the Company which, as of December 31, 1998, represented approximately 11% and 8.2%, respectively, of the fully-diluted outstanding stock of the Company. As of December 31, 1998, Dr. Degani's options represented approximately 1% of the fully-diluted outstanding stock of the Company, which the Compensation Committee believes is an appropriate level of options considering his position in the Company.

  With respect to employees other than the Named Executive Officers, compensation is determined not by formula, but based on the achievement of qualitative and/or quantitative objectives established in advance of each year by the Chief Executive Officer and Chief Financial Officer, who then, pursuant to authority delegated by the Compensation Committee, determine remuneration of the Company's employees based on such objectives.

  The Company seeks to promote, including through its compensation plans, an environment that encourages employees to focus on the continuing long-term growth of the Company. Employee compensation is generally comprised of a combination of cash compensation and grants of options under the Company's stock option plans. Stock options are awarded annually in connection with annual bonuses and, occasionally, during the year on a discretionary basis. Stock options are intended to offer an incentive for superior performance while basing employee compensation on the achievement of higher share value, and to foster the retention of key personnel through the use of schedules which vest options over time if the person remains employed by the Company. There is no set formula for the award of options to individual employees. Factors considered in making option awards to the employees other than the Named

Executive Officers in 1998, and during the first quarter of 1999 on account of 1998, included prior grants to the employees, the importance of retaining the employees services, the amount of cash bonuses received by the employees, the employees potential to contribute to the success of the Company and the employees' past contributions to the Company.

Dated:  January 20, 2000


                     COMPENSATION COMMITTEE

                      Dr. Jay M. Eastman
                      Lawrence M. Miller
                      Jack E. Rosenfeld

                               Performance Graph

  The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq Market Index (Broad Market Index) and a self-constructed peer group index from February 24, 1994, the date of the Company's initial public offering, through December 31, 1998. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the respective indices on February 24, 1994 (including reinvestment of dividends). The stock prices on the Performance Graph are not necessarily indicative of future price performance.

               CUMULATIVE TOTAL RETURN THROUGH DECEMBER 31, 1998
                        AMONG ELECTRIC FUEL CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX


                           [LINE GRAPH APPEARS HERE]

                    2/94    12/94    12/95    12/96   12/97    12/98
                    ----   ------   ------   ------   ------   ------
ELECTRIC FUEL        100   135.0    112.0     50.0     56.00    56.00
PEER GROUP (1)       100   135.03    74.68   109.03   219.49   219.49
BROAD MARKET         100   129.79   161.18   197.16   490.46   490.46


ASSUMES $100 INVESTED ON FEBRUARY 24, 1994 (THE DAY THE COMPANY'S COMMON STOCK BEGAN TRADING ON THE NASDAQ NATIONAL MARKET) AND ASSUMES DIVIDENDS REINVESTED YEAR ENDING DECEMBER 31, 1994.


-------------------------

(1) The Peer Group Index is comprised of the following companies: AER Energy Resources, Battery Tech Inc., Electrosource, Inc., Ultralife Batteries, Inc. and Valence Technology, Inc. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

                           OWNERSHIP OF COMMON STOCK

  The following table sets forth information regarding the security ownership of those persons owning of record or known to the Company to be beneficial owners of more than five percent of the Company's Common Stock as of December 20, 1999, each of the Company's Named Executive Officers and directors, and the shares of Common Stock held by all directors and executive officers of the Company as a group. This table does not give effect to 1,425,000 shares of Common Stock and warrants to purchase an additional 1,425,000 shares of Common Stock issued pursuant to a private placement consummated by the Company on December 28, 1999, nor to 385,000 shares of Common Stock issued in a separate private placement on January 10, 2000. Such shares of Common Stock and warrants were placed into escrow (with the exception of 375,000 shares of Common Stock and warrants to purchase 375,000 shares, as described below on pages 24/25 of this Proxy) pending the effectiveness of a resale registration statement for the securities to be filed by the Company.

                                                   Shares Beneficially               Percentage of Total Shares
                                                      Owned(1)(2)                          Outstanding(2)
                                           ------------------------------------------------------------------------------
Five Percent Holders
--------------------

Newton Becker                                         1,746,904(3)                              12.2%
2743 Aqua Verde Circle
Los Angeles, California

Named Executive Officers and Directors
--------------------------------------

Leon S. Gross                                         3,537,671(4)(12)                          24.7%
Robert S. Ehrlich                                     1,308,566(5)(8)(12)                        8.8%
Yehuda Harats                                         1,782,872(6)(8)(12)                       12.1%
Joshua Degani                                           121,954(7)                                 *
Dr. Jay M. Eastman                                       25,000(9)                                 *
Jack E. Rosenfeld                                        27,000(10)                                *
Lawrence M. Miller                                       31,914(11)                                *

All Directors and Executive Officers of               6,834,977(4)(5)(6)(7)(8)(9)(10)(11)(12)   44.16%
 the Company as a group (7 persons)

*  Less than one percent.
  (1) Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

  (2) For purposes of determining beneficial ownership of the Company's Common Stock, owners of options exercisable within sixty days are considered to be the beneficial owners of the shares of Common Stock for which such securities are exercisable. The percentage ownership of the outstanding Common Stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted his options into shares of Common Stock.

      (3) All shares are held in the name of the Becker Family Trust of which Mr. Becker is the trustee and sole beneficiary during his lifetime.

      (4) Includes 11,667 shares of Common Stock issuable upon exercise of options exercisable within 60 days and 175,000 shares held by Leon S. Gross and Lawrence M. Miller as co-trustees of the Rose Gross Charitable Foundation. Does not include 375,000 shares of Common Stock and warrants to purchase an additional 375,000 shares acquired pursuant to the December 28, 1999 private placement.

      (5) Includes 536,065 shares of Common Stock issuable upon exercise of options exercisable, or potentially exercisable, within 60 days.

      (6) Includes 441,665 shares of Common Stock issuable upon exercise of options exercisable, or potentially exercisable, within 60 days.

      (7) Shares of Common Stock issuable upon exercise of options exercisable within 60 days.

      (8) Messrs. Ehrlich and Harats are parties to a Stockholders Voting Agreement pursuant to which each of the parties agrees to vote the shares of the Company's Common Stock held by that person in favor of the election of Messrs. Ehrlich and Harats (or their designees) as directors of the Company.

      (9) Shares of Common Stock issuable upon exercise of options exercisable within 60 days.

     (10) Includes 25,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

     (11) Includes 20,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

     (12) Messrs. Gross, Ehrlich and Harats are parties to a Voting Rights Agreement pursuant to which each of the parties agrees to vote the shares of the Company's Common Stock held by that person in favor of the election of Messrs. Ehrlich, Harats and Miller for five years following October 1996.

            Section 16(a) Beneficial ownership reporting compliance

  Under the securities laws of the United States, the Company's directors, certain of its officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for such reports have been established and the Company is required to report any failure to file by such dates during 1998. All filing requirements were satisfied by its directors and officers and, to the knowledge of the Company, ten percent holders.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In January 1993, each of Messrs. Ehrlich, Harats and Korall exercised options to purchase 423,116, 719,304 and 343,785 shares of the Company's Common Stock, respectively, at an exercise price of $0.35 per share. In payment for the option exercise, each of Messrs. Ehrlich, Harats and Korall issued non-recourse promissory notes (the "Promissory Notes") secured by the shares of Common Stock purchased, bearing interest at one point over the applicable United States federal funds rate. In December 1994, the Promissory Notes were amended to change the interest rate to the higher of a United States dollar rate of 7% or the percentage increase in the Israeli CPI between the date of the Promissory Notes and the date interest is calculated, based on the original principal amount of the loan expressed in NIS. Interest is payable at maturity. The Promissory Notes matured on January 3, 1998.The promissory notes of Messrs. Ehrlich and Harats were renewed as recourse notes for a period of 10 years through December 31, 2007. Mr. Korall's note was not renewed. As part of his Termination Agreement, Mr. Korall agreed to sell shares sufficient to pay the remaining balance of the loan. The loan balance has since been fully paid. In June 1998, the terms of the recourse notes were amended such that the Company would have recourse only to certain compensation due Messrs. Ehrlich and Harats upon termination, other than for cause, in which case Messrs. Ehrlich and Harats would continue to be personally liable on the notes. The Company's reserve for termination benefits to each of Messrs. Ehrlich and Harats is greater than the outstanding amount due the Company under the Promissory Notes. Additionally, the Company agreed to repurchase shares of the Company's Common Stock, at any time, at current market prices, from either Messrs. Ehrlich or Harats as payment in full for the Promissory Notes; if the shares were sold to the Company, Messrs. Ehrlich and Harats would be granted new options at current market prices to purchase the same amount of shares of the Company's Common Stock as were sold.

  As of December 31, 1998, the aggregate amount outstanding pursuant to the Promissory Notes for each of Messrs. Ehrlich and Harats was $220,463 and $378,422, respectively (including an aggregate of $200,685 in accrued interest receivable), which are also the largest aggregate amounts outstanding since the issuance of the Promissory Notes.

  In August 1996, each of Messrs. Ehrlich and Harats exercised options to purchase 80,000 and 170,000 shares of the Company's Common Stock, respectively, at an exercise price of $5.75 per share. In payment for the option exercise, each of Messrs. Ehrlich and Harats issued new non-recourse promissory notes (the "New Promissory Notes") secured by the shares of Common Stock purchased, bearing interest at the rate of 6.2% per annum. The income taxes due on the option exercise were also added to the loan balance. Interest accrued at the higher of the above mentioned rate or the percentage increase in the Israeli CPI between the date of the New Promissory Notes and the date interest was calculated, based on the original principal amount of the loan expressed in NIS. Israel Value Added Tax ("VAT") was also being added to the interest. Both interest and the related VAT were payable at maturity. During July 1998, the Company repurchased the underlying shares from each of Messrs. Ehrlich and Harats for the aggregate amount outstanding under the New Promissory Notes, which at the time of the repurchase was $566,287 and $1,203,484, respectively (including an aggregate of $256,696 in accrued interest and VAT receivable).

  Pursuant to a Stock Purchase Agreement dated September 30, 1996, between the Company and Mr. Gross (the "1996 Purchase Agreement"), on October 2, 1996 the Company issued 1,538,462 shares of Common Stock to Mr. Gross at a price of $6.50 per share, for a total purchase price of $10 million.

  Pursuant to a Securities Purchase Agreement dated December 28, 1999, between the Company and a group of purchasers, including Mr. Gross (the "1999 Purchase Agreement," and together with the 1996 Purchase Agreement, the "Purchase Agreements"), the Company issued an aggregate of 1,425,000 shares of Common Stock, including 375,000 shares to Mr. Gross. Such shares were issued at a price of $2.00 per share. The Company also issued in this transaction warrants to purchase an additional 1,425,000 shares of Common Stock, of which warrants to purchase 950,000 shares of Common Stock have an exercise price of $1.25 per share and are exercisable for a period of six months ("six-month warrants") and warrants to purchase 425,000 shares of Common Stock have an exercise price of $4.50 per share and are exercisable for one year ("one-year warrants"). Of these, Mr. Gross purchased six-month warrants to purchase 250,000 shares of Common Stock and one-year warrants to purchase 125,000 shares of Common Stock.

  Pursuant to the terms of both Purchase Agreements, Mr. Gross agreed that for a period of five years from the date of each Purchase Agreement, neither Mr. Gross nor his "affiliates" (as such term is defined in the Securities Act) directly or indirectly or in conjunction with or through any "associate" (as such term is defined in Rule 12b-2 of the Exchange Act), will (i) solicit proxies with respect to any capital stock or other voting securities of the Company under any circumstances, or become a "participant" in any "election contest" relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A of the Exchange Act); or (ii) make an offer for the acquisition of substantially all of the assets or capital stock of the Company or induce or assist any other person to make such an offer; or (iii) form or join any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any capital stock or other voting securities of the Company for the purpose of accomplishing the actions referred to in clauses (i) and (ii) above, other than pursuant to the Voting Rights Agreement described below.

  In connection with the 1996 Purchase Agreement, the Company and Mr. Gross also entered into a Registration Rights Agreement, dated September 30, 1996, setting forth registration rights with respect to the shares of Common Stock issued to Mr. Gross in connection with the offering. These rights include the right to make two demands for a shelf registration statement on Form S-3 for the sale of the Common Stock that may, subject to certain customary limitations and requirements, be underwritten. In addition, Mr. Gross was granted the right to "piggyback" on registrations of Common Stock in an unlimited number of registrations. In addition, under the Registration Rights Agreement, Mr. Gross is subject to customary underwriting lock-up requirements with respect to public offerings of the Company's securities.

  Pursuant to the 1999 Purchase Agreement, the Company agreed to register for resale the shares of Common Stock issued thereunder and the shares of Common Stock issuable pursuant to the warrants issued thereunder. The shares of Common Stock and warrants issued pursuant to the 1999 Purchase Agreement, other than those issued to Mr. Gross, were deposited in an escrow account (the "Escrow Account") pending the effectiveness, by April 30, 2000, of a resale registration statement to be filed by the Company in connection with such securities.

  Pursuant to a Voting Rights Agreement dated September 30, 1996 and as amended December 10, 1997, between the Company, Mr. Gross, Robert S. Ehrlich and Yehuda Harats (the "Voting Rights Agreement"), Lawrence M. Miller, Mr. Gross's advisor, will be entitled to be nominated to serve on the Company's Board of Directors so long as Mr. Gross, his heirs or assigns retains at least 1,375,000 shares of Common Stock. As a result of this agreement, the Company's Board of Directors was increased to a total of six members. In addition, under the Voting Rights Agreement, Mr. Gross and Messrs. Ehrlich and Harats agreed to vote and take all necessary action so that Messrs. Ehrlich, Harats and Miller shall serve as members of the Board of Directors until the earlier of December 10, 2002 or the 5th Annual Meeting after December 10, 1997. In addition, so long as Mr. Miller serves as a director, Mr. Gross, who shall succeed Mr. Miller should he cease to serve on the Board (unless Mr. Gross is then serving on the Board, in which case Mr. Gross may designate a director), shall be entitled to attend and receive notice of Board meetings.

  Pursuant to Amendment No. 1 to the Voting Rights Agreement dated December 28, 1999 between the parties to the Voting Rights Agreement and the purchasers under the 1999 Purchase Agreement, such purchasers are entitled to have one designated nominee elected to the Board of Directors and serve in such capacity so long as they hold in the aggregate 950,000 shares of Common Stock.

  On December 3, 1999, Messrs. Ehrlich and Harats each purchased 125,000 shares of Common Stock out of the Company's treasury at the closing price of the Common Stock on December 2, 1999. Payment was rendered by Messrs. Ehrlich and Harats for their purchases in the form of non-recourse promissory notes in the amount of $167,975 each, secured by the shares of Common Stock purchased.

                            INDEPENDENT ACCOUNTANTS

  Kesselman & Kesselman, a member of PriceWaterhouseCoopers International ("Kesselman"), served as the Company's independent accountants for the fiscal year ending December 31, 1998. Upon the recommendation of the Audit Committee, effective as of January 12, 2000, the Board of Directors terminated the Company's engagement of Kesselman as the Company's independent accountants, and appointed Kost Forer & Gabbay, a member of Ernst & Young International ("Kost"), to serve as the Company's independent accountants.

  The Audit Committee recommended the change in the Company's independent accountants after soliciting proposals from Kost and comparing Kost's proposed budget to the costs of the Company's prior audits.

  Kesselman's reports on the Company's financial statements for the years ended December 31, 1997 and 1998 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, auditing scope or accounting principles. During the two years preceding the change in independent accountants and through the effective date of the change, there were no disagreements with Kesselman on any matter of accounting principles or practices, financial statement dislosure, auditing scope or procedures or internal controls, which, if not resolved to the satisfaction of Kesselman, would have caused it to make reference to such matter in its report.

  Representatives of Kesselman and Kost are not expected to be present at the Annual Stockholders Meeting.

                  QUORUM REQUIREMENT AND METHOD OF TABULATION

  Consistent with Delaware corporate law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting of Stockholders will be counted by persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

                          COMMON STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, Common Stockholder proposals intended to be included in the Company's proxy material for the Annual Meeting of Stockholders must be received by the Company on or before 120 days before the date of the Company's Proxy Statement for the 1999 Annual Stockholder Meeting at its principal executive offices, 885 Third Avenue, Suite 2900, New York, New York 10022, Attention: Corporate Secretary.

                                 OTHER MATTERS

  The management has no knowledge of any other matter that may come before the Annual Meeting of Stockholders and does not, itself, currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                               PROXY SOLICITATION

  The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telegram or in person.

  Stockholders are encouraged to send their proxies without delay. Your cooperation is appreciated.

                             FINANCIAL STATEMENTS

   The Company's audited financial statements for the fiscal year ended December 31, 1998 and certain other related financial and business information of the Company are contained in the Company's 1998 Annual Report on Form 10-K furnished to the Stockholders along with this Proxy Statement.

                           ELECTRIC FUEL CORPORATION


PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELECTRIC FUEL CORPORATION for Annual Meeting of Stockholders to be held FEBRUARY 16, 2000


  The undersigned, having received the Notice of the Annual Meeting of Stockholders and the Proxy Statement on behalf of the Board of Directors of Electric Fuel Corporation (the "Company"), hereby appoint(s) Robert S. Ehrlich and Yehuda Harats, and each of them, proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of the Company to be held on Wednesday, February 16, 2000 at 4:00 PM local time at the Company's R&D and manufacturing facility, Western Industrial Park, Beit Shemesh, Israel and all adjournments thereof (the "Meeting") and there to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in this proxy.

  This Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the proxies intend to vote FOR the nominees and FOR the other proposal set forth herein and described in the Board of Directors' Proxy Statement. If either of the nominees is not available to serve, this Proxy may be voted for a substitute. This Proxy delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this Proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said Meeting.

  SEE REVERSE SIDE. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign on the reverse side. You need not mark any boxes.


                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

                Please Detach and Mail in the Envelope Provided

                        Please date, sign and mail your
                      Proxy card back as soon as possible!

                         Annual Meeting of Stockholders

                           ELECTRIC FUEL CORPORATION

                               February 16, 2000

[X] Please mark your votes as in this example.

The Board of Directors recommends a vote FOR each of the following matters:

1. To elect two Class II directors, each for a term ending in 2002 and until each such director's successor is elected and qualified.

                  FOR       WITHHELD          Nominees: Jack E. Rosenfeld
                                                        Lawrence M. Miller
                  [ ]         [ ]



INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

         ------------------------------------------------------------

2.    To fix the number of Class II directors at two.

                            FOR       AGAINST       ABSTAIN
                            [ ]         [ ]           [ ]


PLEASE DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company dated January 20, 2000.

               [ ]                                        [ ]
I do plan to attend the meeting.        I do not plan to attend the meeting.


--------------------                  -----------------------------------------

Date                                             Signature

--------------------                  -----------------------------------------
Date                                             Signature If Held Jointly


Note: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If you are signing for a corporation, please sign in the full corporate name by President or other authorized officer. If you are signing for a partnership, please sign in the partnership name by authorized person.